As filed with the Securities and Exchange Commission on September 9, 1994

                                        Registration No. 33-_____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                             ----------------------

                           LEGGETT & PLATT, INCORPORATED
             (Exact name of registrant as specified in its charter)
              ----------------------------------------------------

           Missouri                                  No. 1--Leggett Road                                   44-0324630
(State or other jurisdiction of                    Carthage, Missouri  64836                             (I.R.S. Employer
incorporation or organization)                          (417) 358-8131                                  Identification No.)
                                  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              ----------------------

                                 John A. Lyckman
                            Assistant General Counsel
                          Leggett & Platt, Incorporated
                               No. 1--Leggett Road
                            Carthage, Missouri  64836
                                 (417) 358-8131
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                             ------------------------
     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective on dates, at times and on terms not currently determined.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                ---
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the securities Act of 1933, other than securities offered only in connection with dividend
or interest reinvestment plans, check the following box.   X
                                                          ---

                                     CALCULATION OF REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------
                                                              Proposed                Proposed
        Title of Each Class of             Amount to be   Maximum Offering            Maximum               Amount of
        Securities to be Registered        Registered     Price Per Share (1)     Aggregate Offering     Registration Fee
                                                                                      Price (1)
- ----------------------------------------------------------------------------------------------------------------------------
        Common Stock, $.01 par
        value and Preferred Stock
        Purchase Rights attached           15,024 shares      $37.3125                  $560,583               $194
        thereto
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based upon the average of the high and low prices of Registrant's Common Stock on September 6, 1994, on the New York Stock Exchange Composite Tape of $37.3125.

                                                    ----------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
Prospectus

                                         15,024 Shares

                               LEGGETT & PLATT, INCORPORATED
                                         Common Stock
             (and Preferred Stock Purchase Rights attached to the Common Stock)


     The shares of Common Stock, $.01 par value, (the "Common Stock") of Leggett & Platt, Incorporated, a Missouri corporation (the "Company") offered hereby (the "Shares") are being sold for the account of and by the persons named under the caption "Selling Shareholders." The Selling Shareholders have advised the Company that these Shares may be sold from time to time in transactions on the New York Stock Exchange or Pacific Stock Exchange or in negotiated transactions, in each case at prices satisfactory to the Seller. (See "Plan of Distribution.")

     The Company will receive no part of the proceeds from the sale of the Shares. The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions, and related fees and expenses, but the Company will bear the cost of preparing the Registration Statement and Prospectus and all filing, legal and accounting fees incurred in connection with registration of the Shares under the federal securities laws.

     The Common Stock is listed on the New York Stock Exchange and Pacific Stock Exchange (symbol: LEG). On September 6, 1994 the average of the high and low prices of the Common Stock on the New York Stock Exchange, Composite Transactions was $37.3125 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. Neither the delivery of this Prospectus nor any sale made herein shall, under the circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                     The date of this Prospectus is September 8, 1994

                                     AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 75 Park Place, 14th Floor, New York, New York 10007; and 5757 Wilshire Blvd., Suite 500 East, Los Angeles, California 90036-3648. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York and at the office of the Pacific Stock Exchange Incorporated, Listings Department, 115 Sansone Street, Suite 1104, San Francisco, California 94104. This Prospectus does not contain all the information set forth in the Registration Statement filed by the Company with respect to the offering made hereby. Copies of such Registration Statement are available from the Commission.

                       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been previously filed by the Company with the Commission and are incorporated by reference into this Prospectus:

     (1)  Annual Report on Form 10-K for the year ended December 31, 1993.

     (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

     (3) The description of the Company's common stock contained in Form 8-A dated June 5, 1979, including any amendments or reports filed for the purpose of updating such description.

     (4) The description of the Company's Preferred Stock Purchase Rights contained in Form 8-A dated February 15, 1989, including any amendments or reports filed for the purpose of updating such description.

     All reports and definitive proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering to be made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents, except that in no event shall any information included in any such document in response to item 402(i), (k) or (l) of Regulation S-K be deemed to constitute a part of this Prospectus.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein or in the Registration Statement by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). All requests for such information should be directed to the Company's executive offices at No. 1 Leggett Road, Carthage, Missouri 64836, Attention: Investor Relations, (417) 358-8131.

                                   THE COMPANY

     The Company was incorporated in 1901 as the successor to a partnership formed in 1883 at Carthage, Missouri. That partnership was a pioneer in the manufacture and sale of steel coil bedsprings. Products produced and sold for the furnishings industry constitute the largest portion of the Company's business. These include primarily components used by companies making furniture and bedding for homes, offices and institutions. Also in the furnishings area, the Company produces and sells some finished furniture and carpet cushioning materials. In addition, a group of diversified products is produced and sold. The Company believes it is the largest producer of a diverse range of furniture and bedding components in the United States.

     The Company's principal executive offices are located at No. 1--Leggett Road, Carthage, Missouri 64836, telephone (417) 358-8131. Unless otherwise indicated the term "Company" includes Leggett & Platt, Incorporated and its majority-owned subsidiaries.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                               SELLING SHAREHOLDERS

     The following information has been provided to the Company by the persons listed below as the Selling Shareholders (the "Selling Shareholders") including the number of shares of the Common Stock beneficially owned by each Selling Shareholder as of September 6, 1994, and the number of shares of the Common Stock being offered for the account of such Selling Shareholder pursuant to this Prospectus.

                                                                                    Shares to Be Offered
Name of                        Beneficially Owned          Shares Offered           After Completion of
Selling Shareholders            Prior to Offering             Hereby                   This Offering

Adrian J. Simonet                     2,782                     2,504                     278
William M. Gutbrod                    2,782                     2,504                     278
Joyce A. Foss                         2,782                     2,504                     278
Terry L. O'Brian                      2,782                     2,504                     278
Victor B. Lewis                       1,391                     1,252                     139
Frances W. Smith                        696                       626                      70
Carolyn L. Looney                       696                       626                      70
Joel E. Simms                           696                       626                      70
Wesley L. Thomas                        696                       626                      70
Tamara D. Lusher                        696                       626                      70
Betsy McDavid                           696                       626                      70

     None of the Selling Shareholders has held any position or office or otherwise had a material relationship with the Company within the past three years other than as a result of the ownership of the shares of the Common Stock of the Company.

     Each of the Selling Shareholders received the Shares offered hereby directly or indirectly in connection with the merger of L&P\POP Acquisition Company, a wholly-owned subsidiary of the Company, into Southeastern Manufacturing Co., Inc., a Florida corporation ("SEMCO"). As a result of this transaction, SEMCO became a wholly-owned subsidiary of the Company .

                           PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders or their pledgees or donees. Such sales may be made on one or more exchanges or in negotiated transactions not on an exchange at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale which amounts will not be greater than that normally paid in connection with ordinary trading transactions. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.


                                   CAPITAL STOCK

     The Company's authorized capital stock consists of 300,000,000 shares of Common Stock, $.01 par value, 1,000,000 shares of Series A Junior
Participating Preferred Stock and 99,000,000 shares of Preferred Stock without par value. As of September 6, 1994, there were 41,064,731 shares of Common Stock and no shares of preferred stock outstanding.

     A description of the Common Stock is contained in the Company's Registration Statement on Form 8-A, dated June 5, 1979, including any amendments or reports filed for the purpose of updating such description, which is incorporated by reference. A description of the Preferred Stock Purchase Rights is contained in the Company's Registration Statement on Form 8-A, dated February 15, 1989, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference.

                                LEGAL OPINIONS

     Ernest C. Jett, Assistant General Counsel of the Company, has rendered an opinion concerning the validity of the Shares and certain other legal matters. Mr. Jett is a full-time employee of the Company. On September 6, 1994, Mr. Jett beneficially owned 21,450 shares of Common Stock and held options to purchase an additional 7,750 shares of Common Stock.

                                  EXPERTS

     The consolidated balance sheet of Leggett & Platt, Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993, and the related schedules included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1993 incorporated by reference in the Registration Statement have been examined by Price Waterhouse, independent certified public accountants, as set forth in their reports which have been incorporated herein by reference. Such financial statements and schedules are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

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                             TABLE OF CONTENTS

                                                              Page

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .2

Incorporation of Certain Information
   by Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . .4

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .5

Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

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- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------
                       LEGGETT & PLATT, INCORPORATED

                              15,024 Shares
                              Common Stock
                             $.01 Par Value

                  (and Preferred Stock Purchase Rights
                      attached to the Common Stock)

                   -------------------------------------

                               PROSPECTUS

                   -------------------------------------


                            September 8, 1994

- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses of the Company in connection with the issuance and distribution of the securities being registered, exclusive of those expenses to be borne by the Selling Shareholders.


SEC registration fee . . . . . . . . . . . .         $     194
Accounting fees and expenses . . . . . . . .               500
Legal fees and expenses. . . . . . . . . . .              1000
Printing of documents. . . . . . . . . . . .               200
Miscellaneous. . . . . . . . . . . . . . . .               200
                                                     ---------
     Total . . . . . . . . . . . . . . . . .         $   2,094
                                                     ---------
                                                     ---------

Item 15.  Indemnification of Directors and Officers

     Under the Company's Restated Articles of Incorporation and Missouri corporation laws, each of the present and former directors and officers of the Company may be entitled to indemnification under certain circumstances from certain liabilities, claims and expenses arising from any threatened, pending or completed action, suit or proceeding (including any such action, suit or proceeding arising under the Securities Act of 1933), to which they are made a party by reason of the fact that he is or was a director or officer of the Company.

     The Company insures its directors and officers against certain liabilities and has insurance against certain payments which it may be obliged to make to such persons under the indemnification provisions of its Restated Articles of Incorporation.

Item 16.        Exhibits

     5          Opinion of Ernest C. Jett, Assistant General Counsel to
                Registrant

     23(a)      Consent of Price Waterhouse

     23(b) Consent of Ernest C. Jett, Assistant General Counsel (contained in opinion filed as Exhibit 5 hereto)

     24 Reference is made to Exhibit 24 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 for the Power of Attorney dated February 9, 1994 executed by the Company's Board of Directors with respect to the stock being sold by the Selling Shareholders referred to in the Prospectus which is a part of this Registration Statement.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

(a)

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public
policy as expressed in the Act and is, therefore, unenforceable.   In the
event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carthage, State of Missouri, on the 8th day of September, 1994.

                              LEGGETT & PLATT, INCORPORATED


                              By:    /s/ HARRY M. CORNELL, JR.
                                   ----------------------------------
                                   Harry M. Cornell, Jr.
                                   Chairman of the Board and
                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

          Signature                     Title                        Date
          ---------                     -----                        ----

(a)  Principal Executive Officer:


     /s/ HARRY M. CORNELL, JR.     Chairman of the Board, Chief     September
     -------------------------     Executive Officer and Director   8, 1994
     Harry M. Cornell, Jr.


(b)  Principal Financial Officer
     and Principal Accounting Officer:


     /s/ MICHAEL A. GLAUBER        Senior Vice President, Finance    September
     _______________________       & Administration                  8, 1994
     Michael A. Glauber


(c)  Directors:


     HERBERT C. CASTEEL*           Director
     ------------------
     Herbert C. Casteel


     ROBERT TED ENLOE, III*        Director
     ---------------------
     Robert Ted Enloe, III


     RICHARD T. FISHER*            Director
     -----------------
     Richard T. Fisher


     FRANK E. FORD, JR.*           Director
     ------------------
     Frank E. Ford, Jr.


     ROBERT A. JEFFERIES, JR.*     Director
     -----------------------
     Robert A. Jefferies, Jr.


     ALEXANDER M. LEVINE*          Director
     --------------------
     Alexander M. Levine


     JAMES C. MCCORMICK*            Director
     ------------------
     James C. McCormick


     RICHARD L. PEARSALL*          Director
     -------------------
     Richard L. Pearsall


     MAURICE E. PURNELL, JR*.      Director
     ----------------------
     Maurice E. Purnell, Jr.


     FELIX E. WRIGHT*              Director
     ---------------
     Felix E. Wright



By   /s/  ERNEST C. JETT                          September 8, 1994
     -------------------
     Ernest C. Jett
     *Attorney-in-fact Pursuant to Power of
     Attorney dated February 9, 1994

                                  EXHIBIT INDEX

Exhibit                                                             Sequential
Number                              Description                      Page No.

5       Opinion of Ernest C. Jett, Assistant General Counsel to the
        Registrant

23(a)   Consent of Price Waterhouse

23(b)   Consent of Ernest C. Jett, Assistant General Counsel (contained in
        Opinion)

24      Power of Attorney dated February 9, 1994, reference is made to
        Exhibit 24 in Registrant's Annual Report on Form 10-K for the year ended December 31, 1993